FOR MORE INFORMATION:
Company Contact
Michael R. Cox
Chief Financial Officer
Phone:  765.497.5829
mcox@BASinc.com

Agency Contact
Neil Berkman
Berkman Associates
Phone:  310.477.3118
info@berkmanassociates.com

BASi Announces Election of New Director

WEST LAFAYETTE, INDIANA –December 30, 2011 – Bioanalytical Systems, Inc. (NASDAQ: BASI) today announced that its board of directors unanimously elected Seth Hamot as a director, effective December 28, 2011.  "We are pleased to welcome Mr. Hamot to the Board and look forward to working with him," Chairman John Landis said.  The Board of Directors also appointed Mr. Hamot to the Nominating Committee.

Mr. Hamot is the managing member of Roark Rearden & Hamot Capital Management, an investment firm that manages the Costa Brava Partnership III LP investment fund, which generally focuses on companies neglected by research analysts and the press with enterprise values ranging from $100 million to $1 billion.   Mr. Hamot also has extensive experience serving as a director.  Mr. Hamot currently serves as the Chairman of the Board of Orange 21, Inc., a designer and distributor of premium sunglasses and goggles sold internationally, and Irvine Sensors Corporation, a corporation engaged in the design, development, manufacture and sale of cutting-edge internet security systems and 3D stacked microchips  for defense, security and commercial applications. Mr. Hamot also previously served as Chairman of the Board of Bradley Pharmaceuticals, a specialty pharmaceutical company with products focused on the dermatology and gastroenterology markets.  Mr. Hamot holds a B.A. in Economics from Princeton University.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations.  The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market.  Visit www.BASinc.com for more information about BASi.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company's filings with the Securities and Exchange Commission.